Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (“Agreement”), dated as of [____], 2015, by and between Audax Credit BDC Inc., a Delaware corporation (the “Company”), and Audax Management Company (NY), LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a newly organized closed-end management investment fund that intends to elect to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser that is registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain the Adviser to furnish investment advisory services to the Company on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.          Duties of the Adviser.

(a)          The Company hereby retains the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board of Directors of the Company (the “Board”), for the period and upon the terms herein set forth (i) in accordance with the investment objective, policies and restrictions that are set forth in the Company’s registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 10 initially filed by the Company with the Securities and Exchange Commission (“SEC”) on [ __,] 2015 (as the same shall be amended from time to time); and (ii) in accordance with all other applicable federal and state laws, rules and regulations, and the Company’s certificate of incorporation and bylaws as the same shall be amended from time to time.

(b)          Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Company; (iii) monitor the Company’s investments; (iv) determine the securities and other assets that the Company shall purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; (vi) assist the Board with its valuation of the Company’s portfolio companies; (vii) direct investment professionals of the Adviser to provide managerial assistance to portfolio companies of the Company as requested by the Company, from time to time and (viii) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. Subject to the supervision of the Board, the Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make such investments through such special purpose vehicle.

(c)          The Adviser hereby accepts such retention as investment adviser and agrees during the term hereof to render the services described herein for the compensation provided herein.

(d)          This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Investment Adviser acting in the ordinary course of its business and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties). The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)          The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records in accordance with Section 31(a) of the Investment Company Act with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company, and it shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

(f)          Subject to approval by the Board and the shareholders of the Company to the extent required under the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company. The Company shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law.

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2.          Company’s Responsibilities and Expenses Payable by the Company.

All investment professionals of the Adviser, and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its operations, administration and transactions, including (without limitation) those relating to: the Company’s initial organization costs and operating costs incurred prior to the filing of its election to be treated as a BDC; the costs associated with any offerings of the Company’s securities; calculating individual asset values and the Company’s net asset value (including the cost and expenses of any third-party valuation services); out-of-pocket expenses, including travel expenses, incurred by the Adviser, or members of its investment team, or payable to third parties, performing due diligence on prospective portfolio companies and, if necessary, enforcing the Company’s rights; the Base Management Fee and any Incentive Fees payable under this Agreement; certain costs and expenses relating to distributions paid by the Company; administration fees payable under the administration agreement, by and between the Company and Audax Management Company, LLC (the “Administrator”), dated as of the date hereof (the “Administration Agreement”) and any sub-administration agreements, including related expenses; debt service and other costs of borrowings or other financing arrangements; the allocated costs incurred by the Adviser in providing managerial assistance to those portfolio companies that request it; amounts payable to third parties relating to, or associated with, making or holding investments; transfer agent and custodial fees; costs of hedging; commissions and other compensation payable to brokers or dealers; federal and state registration fees; U.S. federal, state and local taxes; independent director fees and expenses; costs of preparing financial statements and maintaining books and records, costs of preparing tax returns, costs of compliance with the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), and attestation and costs of filing reports or other documents with the SEC (or other regulatory bodies) and other reporting and compliance costs, including registration and listing fees, and the compensation of professionals responsible for the preparation or review of the foregoing; the costs of any reports, proxy statements or other notices to the Company’s shareholders (including printing and mailing costs), the costs of any shareholders’ meetings and the compensation of investor relations personnel responsible for the preparation of the foregoing and related matters; the costs of specialty and custom software expense for monitoring risk, compliance and overall investments; the Company’s fidelity bond; any necessary insurance premiums; indemnification payments; direct fees and expenses associated with independent audits, agency, consulting and legal costs; and all other expenses incurred by either the Administrator or the Company in connection with administering its business, including payments under the Administration Agreement for administrative services that shall be based upon the Company’s allocable portion of overhead and other expenses incurred by the Administrator in performing its administrative obligations under the Administration Agreement, including, but not limited to rent, the fees and expenses associated with performing compliance functions, and the Company’s allocable portion of the costs of compensation paid to or distributions received by its Chief Financial Officer, Chief Compliance Officer, any of their respective staff who provide services to the Company and any internal audit staff, to the extent internal audit performs a role in the Company’s Sarbanes-Oxley internal control assessments.

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3.          Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth.  The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)          The Base Management Fee shall be calculated at an annual rate of 1.00% of the value of the Company’s average gross assets including cash and any temporary investments in cash-equivalents, including, U.S. government securities and other high-quality investment grade debt investments that mature in 12 months or less from the date of investment. The Base Management Fee shall be payable quarterly in arrears. The Base Management Fee shall be appropriately adjusted (based on the actual number of days elapsed relative to the total number of days in such calendar quarter) for any issuances or repurchases during such fiscal quarter and the Base Management Fees for any partial month or quarter shall be appropriately pro-rated.

(b)          The Incentive Fee shall consist of two parts, as follows:

(i)	One part will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income for the preceding calendar quarter. “Pre-Incentive Fee Net Investment Income” means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies) accrued during the calendar quarter, minus the Company’s operating expenses accrued for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense on any credit facilities or outstanding debt and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee).

Pre-Incentive Fee Net Investment Income is determined in accordance with generally accepted accounting principles in the United States (without any adjustments), including, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Company has not received in cash. Pre-Incentive Fee Net Investment Income does not include any realized capital gains, computed net of all realized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets (defined as total assets less indebtedness) at the end of the immediately preceding calendar quarter, shall be compared to a “hurdle rate” of 1.0% per quarter (4.0% annualized) (the “Hurdle Rate”).  The Company shall pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows:

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(A)	No Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the Hurdle Rate;

(B)	100.0% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the Hurdle Rate but is less than 1.1765% in any calendar quarter; and

(C)	15.0% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 1.1765% in any calendar quarter.

  These calculations shall be appropriately pro rated for any period of less than three months and adjusted for any issuances or repurchases during the current quarter.

(ii)	The second part of the Incentive Fee (the “Capital Gains Fee”) shall be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2015, and is calculated at the end of each applicable year by subtracting (1) the sum of the Company’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Company’s cumulative aggregate realized capital gains, in each case calculated from the date of effectiveness of the Company’s Form 10. If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 15.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there is no Capital Gains Fee for such year. If this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

For purposes of this Section 3:

The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Company’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.

The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Company’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.

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The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Company’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.

The aggregate unrealized capital appreciation is calculated as the sum of the differences, if positive, between (a) the valuation of each investment in the Company’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.

Examples of Quarterly Incentive Fee Calculation

Example 1: Income Related Portion of Incentive Fee (*):

Alternative 1

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.0%

Hurdle rate(1) = 1.0%

Management fee(2) =.25%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.15%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses)) = 0.60%

Pre-incentive net investment income does not exceed hurdle rate, therefore there is no incentive fee.

Alternative 2

Assumptions

Investment income (including interest, dividends, fees, etc.) = 1.5%

Hurdle rate(1) = 1.0%

Management fee(2) = .25%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.15%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses)) = 1.1%, which exceeds the hurdle rate

Incentive fee = 15% × pre-incentive fee net investment income, subject to the “catch-up”(4)

= 100% x (1.10%- 1.0%)

= 0.10%

Alternative 3

Assumptions

Investment income (including interest, dividends, fees, etc.) = 2.0%

Hurdle rate(1) = 1.0%

Management fee(2) = .25%

Other expenses (legal, accounting, custodian, transfer agent, etc.)(3) = 0.15%

Pre-incentive fee net investment income

(investment income – (management fee + other expenses)) = 1.60%

Incentive fee        = 15% × pre-incentive fee net investment income, subject to “catch-up”(4)

= 100% × “catch-up” + (15% × (pre-incentive fee net investment income –1.1765%))

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Catch-up              = 1.1765% – 1.0% = 0.1765%

Incentive fee        = (100% × 0.1765%) + (15% × (1.60% –1.1765%))

= 0.1765% + (15% × 0.4235%)

= 0.1765% + 0.063525%

= 0.24%

(*)	The hypothetical amount of pre-incentive fee net investment income shown is based on a percentage of total net assets.
(1)	Represents 4.0% annualized hurdle rate.
(2)	Represents 1% annualized management fee.
(3)	Excludes organizational and offering expenses.
(4)	The “catch-up” provision is intended to provide our Adviser with an Incentive Fee of approximately 15.0% on all of our pre-incentive fee net investment income as if a hurdle rate did not apply when our net investment income exceeds 1.1765% in any calendar quarter.

Example 2: Capital Gains Portion of Incentive Fee:

Alternative 1

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

•	Year 2: Investment A sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

•	Year 3: FMV of Investment B determined to be $25 million

•	Year 4: Investment B sold for $31 million

The capital gains portion of the Incentive Fee, if any, would be:

•	Year 1: None

•	Year 2: $4.5 million capital gains incentive fee

$30 million realized capital gains on sale of Investment A multiplied by 15%

•	Year 3: None

$3.75 million cumulative fee (15% multiplied by $25 million ($30 million cumulative capital gains less $5 million cumulative capital depreciation)) less $4.5 million (previous capital gains fee paid in Year 2)

•	Year 4: $150,000 capital gains incentive fee

$4.65 million cumulative fee ($31 million cumulative realized capital gains multiplied by 15%) less $4.5 million (previous capital gains fee paid in Year 2)

Alternative 2

Assumptions

•	Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

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•	Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

•	Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

•	Year 4: FMV of Investment B determined to be $35 million

•	Year 5: Investment B sold for $20 million

The capital gains portion of the Incentive Fee, if any, would be:

•	Year 1: None

•	Year 2: $3.75 million capital gains incentive fee

15% multiplied by $25 million ($30 million realized capital gains on sale of Investment A less $5 million unrealized capital depreciation on Investment B)

•	Year 3: $1,050,000 capital gains incentive fee

$4.8 million cumulative fee (15% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $3.75 million (previous capital gains fee paid in Year 2)

•	Year 4: None

•	Year 5: None

$3.75 million cumulative fee (15% multiplied by $25 million ($35 million cumulative realized capital gains less $10 million realized capital losses)) less $4.8 million (previous cumulative capital gains fee paid in Year 2 and Year 3)

4.           Covenants of the Adviser.

The Adviser covenants that it shall remain registered as an investment adviser under the Advisers Act so long as the Company elects to be regulated as a BDC under the Investment Company Act and maintains such election. The Adviser agrees that its activities shall at all times comply in all material respects with all applicable federal and state laws governing its operations and investments.

5.           Excess Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

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6.           Limitations on the Employment of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.           Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a manager, director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

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8.           Limitation of Liability of the Adviser; Indemnification.

(a)          The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including, without limitation, its sole member) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company (except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser including, without limitation, the Administrator, each of whom shall be deemed a third party beneficiary hereof) (each, individually, an “Indemnified Party” and collectively, the “Indemnified Parties”) and hold each of them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by any of them in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance in good faith of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. The Company’s indemnification of the Indemnified Parties shall, to the extent not in conflict with such insurance policy, be secondary to any and all payment to which any Indemnified Party is entitled from any relevant insurance policy issued to or for the benefit of the Company and its affiliates or any Indemnified Party. The Company’s indemnification of the Indemnified Parties shall also be secondary to any payment pursuant to any other indemnification obligation of any other relevant entity or person, including under any insurance policy issued to or for the benefit of such other entity or person, in all cases, to the extent not in conflict with the applicable other indemnification or insurance contract. In the event of payment by the Company under this Agreement and pursuant to its indemnification obligations, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of any Indemnified Party, including the rights of the Indemnified Parties under any insurance policies.

(b)          For any claims indemnified by the Company under Section 8(a) above, to the fullest extent permitted by law, the Company shall promptly pay expenses (including legal fees and expenses) incurred by any Indemnified Party in appearing at, participating in or defending any action, suit, claim, demand or proceeding in advance of the final disposition of such action, suit, claim, demand or proceeding, including appeals, within 30 days after receipt by the Company of a statement or statements from the Indemnified Party requesting such advance or advances from time to time.  Each Indemnified Parties hereby undertakes to repay any amounts advanced on its behalf (without interest) to the extent that it is ultimately determined that the Indemnified Party is not entitled under this Agreement to be indemnified by the Company.  Such undertaking shall be unsecured and accepted without reference to the financial ability of the Indemnified Parties to make repayment and without regard to the Indemnified Parties’ ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnified Parties other than the execution of this Agreement.

(c)          Notwithstanding the above provisions of Section 8 of this Agreement, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

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9.           Effectiveness, Duration and Termination of Agreement.

(a)          This Agreement shall become effective as of the first date above written. The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as set forth in this Section 9, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(b)          This Agreement shall continue in effect for two years from the date of effectiveness of the Company’s Form 10 and thereafter shall continue automatically for successive annual periods, provided that after the Company’s status as a BDC, such continuance is specifically approved at least annually by the vote of a majority of the Company’s board of directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)          This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the Board or by the Adviser.

(d)          This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

(e)          The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.          Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.          Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

12.          Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and in accordance with the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

AUDAX CREDIT BDC INC.

By:
Name:
Title:

AUDAX MANAGEMENT COMPANY (NY), LLC

By:
Name:
Title:

[Signature Page to Investment Advisory Agreement]